As filed with the Securities and Exchange Commission on December 22, 2009

Reg. No. 33 _____________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEXON TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0502701
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	identification No.)

14830 Desman Road
La Mirada, CA 90638
Tel: (714) 522-0260
(Address of principal executive offices)
________________________________________________

2009 EQUITY COMPENSATION PLAN
(Full title of plan)
________________________________

James Park
Chief Executive Officer
14830 Desman Road
La Mirada, CA 90638
(Name and address of agent for service)

Tel: (714) 522-0260
(Telephone number, including area code of agent for service)

Copy to:
Michael L. Corrigan, Esq.
11995 El Camino Real, Suite 301
San Diego, CA 92130
(858) 436-3368

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum	maximum	Amount of
to be registered	Registered (1)	offering price	Aggregate offering	Registration fee
		per share	Price (2)
Common Stock ($0.001 par value)	10,000,000	$0.08	$800,000	57.04

(1) Represents 10,000,000 shares of Common Stock to be issued as the Company determines in accordance with the terms of the Plan.

(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1933.

Lexon Technologies, Inc.
14830 Desman Road
La Mirada, CA 90638
(714)522-0260

(10,000,000 SHARES OF COMMON STOCK)

This Prospectus relates to the offer and sale by Lexon Technologies, Inc., a Delaware corporation (the “Company”) of shares of its $0.001 par value common stock (the “Common Stock”) pursuant to its 2009 Equity Compensation Plan where by certain individuals receive stock in lieu of cash to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then to 10,000,000 shares of the Common Stock in consideration for services rendered and/or to be rendered and payment issuing upon receipt of adequate consideration there for to Employees, Officers, Directors or Consultants up tents made under the 2009 Equity Compensation Plan.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I (b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is listed on the OTC bulletin board under the symbol LEXO.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 16, 2009

This Prospectus is not part of any Registration Statement, which was filed and been effective under the Securities Act of 1933 as amended and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Lexon Technologies, Inc., 14830 Desman Road, La Mirada, CA 90638, telephone (714) 522-0260

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies maybe obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (“NASD”). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W., Washington DC 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1

          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.

Purposes:

The Company, pursuant to its 2009 Equity Compensation Plan, will issue the Common Stock which has been approved by the Board of Directors of the Company (the “Board of Directors”). The 2009 Equity Compensation Plan is hoped to further provide a method whereby the Company’s current employees and officers and non employee directors and consultants may be stimulated and allow the Company to secure and retain highly qualified employees, officers, directors and non employee directors and consultants, Thereby advancing the interest of the Company, and all of its shareholders. A copy of the 2009 Equity Compensation Plan has been filed as an exhibit to this Registration Statement.

Common Stock:

The Board has authorized the issuance of up to 10,000,000 shares of the Common Stock, pursuant to the Company’s 2009 Equity Compensation Plan upon effectiveness of the registration statement.

The Company 2009 Equity Compensation Plan

The Company has established a 2009 Equity Compensation Plan which awards stock in an effort to further compensate its existing employees and officers and non employee directors and consultants, secure their continued employment, and attract highly qualified employees and consultants as they are needed.

No Restrictions on Transfer

Upon the granting of the shares, the recipient will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Individual Who Acquires Stock

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 14830 Desman Road, La Mirada, CA 90638

Legal Opinions and Experts

Michael L. Corrigan has rendered an opinion on the validity of the securities being registered. Mr. Corrigan is not an “affiliate” of the Company.

The financial statements of Lexon Technologies, Inc. by reference in the Company's Annual Report (Form 10-K/A) for the period ended December 31, 2008, have been audited by Choi, Kim & Park, LLP, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents are incorporated by reference in this registration statement and are not required to be filed with this registration statement:

          (a) Registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, filed on May 5, 2009 pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

          (b) Registrant's quarterly reports on Form 10-QSB, for the fiscal quarters ended March 31, 2009, and, June 30, 2009, and registrant's current reports on Form 8-K, pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

          All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interest of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

Article V of the registrant’s Bylaws provided indemnification of a director or officer as follows:

ARTICLE V INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER GENTS

Article V
NDEMNIFICATION OF DIRECTORS, OFFICERS, AGENTS, AND EMPLOYEES

                    Section 5.1           Indemnification of Directors. The corporation shall indemnify any individual made a party to a proceeding because such individual was a director of the corporation to the extent permitted by and in accordance with applicable provisions of the Code.

                    Section 5.2           Advance Expenses for Directors. To the extent permitted by the Code or any section of like tenor as amended from time to time, the corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding, if:

                              (a)           the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the Code;

                              (b)           the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay advances if it is ultimately determined that he did not meet the standard of conduct (which undertaking must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment); and

                              (c)           a determination is made that the facts then known to those making the determination would not preclude indemnification under section 5.1 of this Article V or section 16-10u-901 through section 16-10a-909 of the Code or similar sections of like tenor as from time to time amended.

          Section 5.3      Indemnification of Officers, Agents, and Employees Who are not Directors. Unless otherwise provided in the articles of incorporation, the board of directors may authorize the corporation to indemnify an advance expenses to any officer, employee, or agent of the corporation who is not a director of the corporation, to the extent permitted by the Code.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          The Exhibits to this registration statement are listed in the index to Exhibits.

Item 9. Undertakings.

          The undersigned registrant hereby undertakes:

          1. To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement., and,

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee pursuant to the plan's annual report pursuant to section 15(d) for the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, whereunto duly authorized, in, California, on December 16, 2009 .

Lexon Technologies, Inc.

By /s/ James Park
----------------------------------------------------
James Park, Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

By /s/ James Park
----------------------------------------------------
James Park, Chief Executive Officer

Dated: December 16, 2009

INDEX TO EXHIBITS

Exhibit
No.	Description

4.1	2009 Equity Compensation Plan

5.1	Opinion of Counsel, Michael L. Corrigan

23.1	Consent of Choi, Kim & Park, LLP

23.2	Consent of Michael L. Corrigan (included in Exhibit 5.1)